EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

AMPEX CORPORATION COMPLETES

NEW PATENT AGREEMENTS

Redwood City, CA – June 25, 2003. Ampex Corporation (Amex: AXC) today announced that it has entered into new licenses with two electronics companies authorizing the use of Ampex’s patents in the manufacture of videotape recorders, including digital video recorders and camcorders. The agreements collectively provide for a lump sum payment of approximately $5.5 million as settlement for royalties due on products sold in prior periods, and royalties for future product sales, which will be calculated as a percentage of revenue. Royalty proceeds from these agreements, net of certain expenses, will be applied to repayment of the Company’s indebtedness.

The new licenses are limited in scope to videotape recorders. Ampex is in continuing discussions to license its patents for these and additional products such as digital still cameras and DVD recorders but there can be no assurance that any agreements will be concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release may contain predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to: the effect of possible continuing losses; the Company’s liquidity and anticipated interest expenses; the risk of significant future losses from operations; its sales and royalty forecasts for future periods; the Company’s marketing, product development, acquisition, investment, licensing and other strategies; redemption of the Company’s outstanding Preferred Stock; possible future issuances of debt or equity securities; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in the Company’s Form 10-K for fiscal 2002 and the Company’s 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission.